As filed with the Securities and Exchange Commission on February 13, 2017

Registration No. 333-215653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YATRA ONLINE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	4700	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1101-03, 11th Floor, Tower-B,

Unitech Cyber Park,

Sector 39, Gurgaon, Haryana 122002,

India

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jocelyn M. Arel, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570 1000 Fax: (617) 321-4344

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form F-1 is being filed solely for the purpose of filing Exhibit 5.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part II of the Registration Statement, including the signature page and the exhibit index. No changes are being made to Part I of the Registration Statement by this filing and therefore it has been omitted.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate fiduciaries in respect of their actual fraud or willful default, or for the consequences of committing a crime. The registrant’s amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

The following lists set forth information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities. On December 16, 2016, the registrant converted its preference shares into ordinary shares and effectuated a reverse 5.4242194-for-one share split of its ordinary shares as well as a 5.4242194-for-one adjustment with respect to the number of ordinary shares underlying its share options and a corresponding adjustment to the exercise prices of such options. All share information and per share data included in this Item 7 has been presented on a pre-share split basis.

(a) Conversion of Preferred Shares

The registrant entered into a letter agreement, dated as of October 27, 2016, and amended on December 15, 2016, with each of its shareholders pursuant to which the registrant’s preference holders agreed to convert their preference shares into 20,814,372 ordinary shares, after giving effect to the reverse split described above. The securities issued upon conversion of the registrant’s preference shares pursuant to the letter agreement were exempt from registration requirements of the Securities Act in reliance on Regulation S and Rule 506 promulgated under the Securities Act.

(b) Share Option Grants

Between January 1, 2014 and January 1, 2017, (i) the registrant granted options to purchase an aggregate of 382,590 ordinary shares under the Yatra Online, Inc. 2006 Share Plan to its directors, officers, employees, consultants, and other service providers with a per share exercise price equal to $4.34; and (ii) issued 111,241 of its ordinary shares upon exercise of outstanding options. The share options and the ordinary shares issued upon exercise thereof were issued in reliance on the exemption provided by Regulation S and Rule 701 promulgated under the Securities Act.

(c) Warrants to Purchase Preferred Shares

In July 2015, the registrant issued a warrant to an accredited investor to purchase 46,458 ordinary shares with a per share exercise price of $26.91. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance upon Regulation S under the Securities Act.

(d) Sales of Preferred Shares

In March 2014, the registrant issued an aggregate of 4,279,423 Series E convertible preferred shares at a purchase price of $3.8837 per share for an aggregate purchase price of approximately $16.6 million to six purchasers that represented to the registrant that they are each an accredited investor as defined in Rule 501(a) promulgated under the Securities Act. The securities issued in this transaction were exempt from registration requirements of the Securities Act in reliance on Regulation S and Rule 506 promulgated under the Securities Act.

In April, July and September 2015, the registrant issued an aggregate of 2,611,796 Series F convertible preferred shares at a purchase price of $4.9603 per share for an aggregate purchase price of approximately $13 million to eight purchasers that represented to us that they are each an accredited investor as defined in Rule 501(a) promulgated under the Securities Act. The securities issued in this transaction were exempt from registration requirements of the Securities Act in reliance on Regulation S and Rule 506 promulgated under the Securities Act.

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None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. Furthermore, the registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 8. Exhibits.

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

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(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 to the Registration Statement on Form F-1 and has duly caused this Amendment No. 2 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on February 13, 2017.

YATRA ONLINE, INC.

By:	/s/Dhruv Shringi
Name: Dhruv Shringi
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement on Form F-1 has been signed below by the following persons in the capacities on February 13, 2017:

Name	Title

/s/Dhruv Shringi	Chief Executive Officer and Director (Principal Executive Officer)
Dhruv Shringi
/s/ Alok Vaish	Chief Financial Officer (Principal Financial and Accounting Officer)
Alok Vaish

*	Director
Promod Haque

*	Director
Amit Bapna

*	Director
Sudhir Kumar Sethi

*	Director
Sanjay Arora

*	Director
Murlidhara Lakshmikantha Kadaba

*	Authorized Representative in the United States
Managing Director
Puglisi & Associates

* Pursuant to Power of Attorney

By:	/s/Dhruv Shringi
Name: Dhruv Shringi
Title: Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
3.1	Memorandum and Articles of Association of the Registrant as in effect prior to this offering (incorporated by reference to Exhibit D to Annex A to the Registrant’s Form F-4/A filed on November 15, 2016).
4.1*	Warrant Agreement, dated July 16, 2014, between Terrapin 3 Acquisition Corporation (n/k/a Yatra USA Corp.) and Continental Stock Transfer & Trust Company.
4.2*	Assignment, Assumption and Amendment Agreement, dated December 16, 2016, among the Registrant, Terrapin 3 Acquisition Corporation and Continental Stock Transfer & Trust Company.
5.1	Opinion of Maples and Calder.
10.1	Form of Subscription Agreement between the Registrant and the Investors party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.2	Amended and Restated Investment Banking Letter Agreement, dated July 13, 2016, by and among the Registrant, Terrapin 3 Acquisition Corporation and Macquarie Capital (USA) Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.3	2006 Share Plan of the Registrant, and forms of agreements thereunder (incorporated by reference to Exhibit 10.3 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.4#	Subscriber Agreement between Yatra Online Private Limited and InterGlobe Technologies Inc., dated December 19, 2015 (incorporated by reference to Exhibit 10.4 to the Registrant’s Form F-4/A filed on November 15, 2016).
10.5	Warrant Subscription Agreement between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., dated June 20, 2011 (incorporated by reference to Exhibit 10.5 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.6	Amendment, dated October 7, 2015, between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., to the Warrant Subscription Agreement between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., dated June 20, 2011 (incorporated by reference to Exhibit 10.6 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.7	Term Loan Agreement between Yatra Online Private Limited and Innoven Capital India Pvt. Ltd., dated November 27, 2013 (incorporated by reference to Exhibit 10.7 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.8	Memorandum Relating to Charge Over Fixed Deposits/Cash Deposits by Yatra Online Private Limited in favor of HDFC Bank Ltd., dated June 21, 2016 (incorporated by reference to Exhibit 10.8 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.9	Passenger Sales Agency Agreement between Yatra Online Private Limited and International Air Transport Association, dated July 26, 2006 (incorporated by reference to Exhibit 10.9 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.10	Amended and Restated Business Combination Agreement among the Registrant, T3 Parent Corp., T3 Merger Sub Corp., Terrapin 3 Acquisition Corporation, MIHI LLC and Shareholder Representative Services LLC, dated September 28, 2016 (incorporated by reference to Annex A to the proxy statement/prospectus forming part of the Registrant’s Form F-4/A filed on November 21, 2016).
10.11	Agreement between Yatra Online Private Limited and Netmagic Solutions Private Limited, dated December 18, 2006 (incorporated by reference to Exhibit 10.11 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.12	System Supply and Implementation Agreement between Yatra Online Private Limited and Openjaw Technologies Limited, dated September 26, 2006 (incorporated by reference to Exhibit 10.12 to the Registrant’s Form F-4/A filed on November 21, 2016).

Exhibit No.	Description
10.13	Agreement between Yatra Online Private Limited and Quadlabs Technologies Pvt. Ltd., dated February 1, 2012 (incorporated by reference to Exhibit 10.13 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.14	Term Loan Agreement between the Registrant and Macquarie Corporate Holdings Pty Limited, dated July 24, 2015 (incorporated by reference to Exhibit 10.14 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.15	Amendment, dated July 31, 2015, between the Registrant and Macquarie Corporate Holdings Pty Limited to Term Loan Agreement between Yatra Online Private Limited and Macquarie Corporate Holdings Pty Limited, dated July 24, 2015 (incorporated by reference to Exhibit 10.15 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.16#	Advertising Agreement, between Yatra Online Private Limited and Bennett, Coleman & Co. Ltd., dated June 20, 2011 (incorporated by reference to Exhibit 10.16 to the Registrant’s Form F-4/A filed on November 15, 2016).
10.17	Letter Agreement, dated September 27, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares Dhruv Shringi, E-18 Limited, Capital18 Fincap Private Limited, Haresh Chawla, Harshal Shah, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Manish Amin, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, Valiant Capital Master Fund LP, Valiant Capital Partners LP, Vertex Asia Fund Pte. Ltd. and Wortal, Inc. (incorporated by reference to Exhibit 10.17 to the Registrant’s Form F-4/A filed on November 15, 2016).
10.18	Repurchase Agreement, dated September 28, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares, E-18 Limited, Capital18 Fincap Private Limited, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, SVB Financial Group, Valiant Capital Master Fund LP, Valiant Capital Partners LP and Vertex Asia Fund Pte. Ltd. (incorporated by reference to Exhibit 10.18 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.19	Support Agreement, dated September 28, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares Dhruv Shringi, E-18 Limited, Capital18 Fincap Private Limited, Haresh Chawla, Harshal Shah, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Manish Amin, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, SVB Financial Group, Valiant Capital Master Fund LP, Valiant Capital Partners LP, Vertex Asia Fund Pte. Ltd. and Wortal, Inc. (incorporated by reference to Exhibit 10.19 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.20	Share Subscription Cum Shareholders Agreement, dated April 29, 2015, among Yatra Online Private Limited, IL & FS Trust Company Limited acting as trustee for Pandara Trust Scheme I, Capital18 Fincap Private Limited and Yatra Online, Inc., a Cayman Islands exempted company limited by shares (incorporated by reference to Exhibit 10.20 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.21	Letter Agreement, dated September 27, 2016, among Yatra Online Private Limited, IL & FS Trust Company Limited acting as trustee for Pandara Trust Scheme I, Capital18 Fincap Private Limited and Yatra Online, Inc., a Cayman Islands exempted company limited by shares (incorporated by reference to Exhibit 10.21 to the Registrant’s Form F-4/A filed on November 21, 2016).
10.22#	Global Agreement, dated July 1, 2012, between Yatra Online Private Limited and Amadeus IT Group, S.A. (incorporated by reference to Exhibit 10.22 to the Registrant’s Form F-4/A filed on November 21, 2016).

Exhibit No.	Description
10.23	Preload Agreement, dated September 26, 2016, between Yatra Online Private Limited and Reliance Retail Ltd. (incorporated by reference to Exhibit 10.23 to the Registrant’s Form F-4/A filed on November 1, 2016).
10.24	Exchange and Support Agreement, dated December 16, 2016, by and among the Registrant, Yatra USA Corp. and the holders of Class F Common Stock party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K filed on December 22, 2016).
10.25	Forward Purchase Contract Amendment, dated as of December 16, 2016, among the Registrant, MIHI LLC and Yatra USA Corp. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K filed on December 22, 2016).
10.26	Letter Agreement, dated as of December 16, 2016, by and among the Registrant, Yatra USA Corp., MIHI LLC, Apple Orange LLC, Noyac Path LLC, Periscope, LLC, Terrapin Partners Employee Partnership 3 LLC, Terrapin Partners Green Employee Partnership, LLC, Jonathan Kagan, George Brokaw and Victor Mendelson (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 6-K filed on December 22, 2016).
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Ernst & Young Associates LLP, independent registered public accounting firm.
23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm.
23.3	Consent of Maples and Calder (included in Exhibit 5.1).
23.4*	Consent of PhoCusWright Inc.
24.1*	Powers of Attorney (included on signature page of the Registrant’s Registration Statement on Form F-1 filed on January 23, 2017).

#	Application was made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.
*	Previously filed.